EXECUTION COPY 43871.0000043871.00000 CALL OPTION EQUITY PURCHASE AGREEMENT BY AND AMONG BIG RIVER STEEL HOLDINGS LLC, THE EQUITYHOLDERS PARTY HERETO, AND U. S. STEEL HOLDCO LLC Dated as of December , 2020

i TABLE OF CONTENTS Page ARTICLE I PURCHASE OF EQUITY INTERESTS; PURCHASE PRICE ................................ 1 Section 1.1 Purchase of the Purchased Interests ............................................................ 1 Section 1.2 Tax Withholding ......................................................................................... 2 ARTICLE II CLOSING .................................................................................................................. 2 Section 2.1 Closing Date................................................................................................ 2 Section 2.2 Closing Deliveries ....................................................................................... 2 ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE EQUITYHOLDERS ...... 3 Section 3.1 Organization, Authorization, Validity and Execution ................................ 3 Section 3.2 Title to Purchased Interests ......................................................................... 3 Section 3.3 Consents and Approvals; No Violations ..................................................... 4 Section 3.4 Governmental Authorization ...................................................................... 4 Section 3.5 Litigation ..................................................................................................... 4 ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER ......................... 5 Section 4.1 Organization ................................................................................................ 5 Section 4.2 Authorization, Validity and Execution ....................................................... 5 Section 4.3 Consents and Approvals; No Violations ..................................................... 5 Section 4.4 Governmental Authorization ...................................................................... 5 Section 4.5 Litigation ..................................................................................................... 6 Section 4.6 Brokers ........................................................................................................ 6 Section 4.7 Investment Intent ........................................................................................ 6 ARTICLE V CERTAIN AGREEMENTS...................................................................................... 7 Section 5.1 Efforts to Close ........................................................................................... 7 Section 5.2 Confidentiality ............................................................................................ 9 Section 5.3 Further Assurances...................................................................................... 9 Section 5.4 Publicity ...................................................................................................... 9 Section 5.5 Cooperation ................................................................................................. 9 Section 5.6 D&O Insurance ......................................................................................... 11 Section 5.7 Certain Actions ......................................................................................... 11 Section 5.8 ATRS Retained Equity ............................................................................. 11 ARTICLE VI CONDITIONS TO CLOSING .............................................................................. 12 Section 6.1 Mutual Condition ...................................................................................... 12 Section 6.2 Conditions to Purchaser’s Obligations...................................................... 12 ARTICLE VII TAX MATTERS .................................................................................................. 13 Section 7.1 Preparation of and Filing of Tax Returns ................................................. 13 Section 7.2 Deductions ................................................................................................ 13 Section 7.3 Tax Contests.............................................................................................. 14 Section 7.4 Sales and Transfer Taxes .......................................................................... 14 Section 7.5 Tax Certificates ......................................................................................... 14 Section 7.6 Termination of Tax Sharing Agreements ................................................. 14 Section 7.7 Purchase Price Allocation ......................................................................... 15

ii TABLE OF CONTENTS Page ARTICLE VIII TERMINATION ................................................................................................. 15 Section 8.1 Termination ............................................................................................... 15 Section 8.2 Procedure upon Termination..................................................................... 16 Section 8.3 Effect of Termination ................................................................................ 17 ARTICLE IX SURVIVAL; INDEMNIFICATION ..................................................................... 17 Section 9.1 Survival ..................................................................................................... 17 Section 9.2 Indemnification by each Equityholder ...................................................... 17 Section 9.3 Indemnification by Purchaser and ............................................................ 17 Section 9.4 Limitations on Indemnification ................................................................. 17 Section 9.5 Terms and Conditions Relating to Indemnification .................................. 18 Section 9.6 Payment..................................................................................................... 20 Section 9.7 No Effect ................................................................................................... 21 Section 9.8 Exclusive Remedy .................................................................................... 21 Section 9.9 Characterization of Indemnification Payments ......................................... 21 Section 9.10 Amount of Losses ..................................................................................... 21 ARTICLE X CERTAIN DEFINITIONS...................................................................................... 21 Section 10.1 Certain Definitions .................................................................................... 21 Section 10.2 Cross References ....................................................................................... 27 ARTICLE XI GENERAL PROVISIONS .................................................................................... 28 Section 11.1 Reserved .................................................................................................... 28 Section 11.2 Assignment ............................................................................................... 28 Section 11.3 No Third-Party Beneficiaries .................................................................... 28 Section 11.4 Entire Agreement; Amendments............................................................... 28 Section 11.5 Notices ...................................................................................................... 28 Section 11.6 Expenses ................................................................................................... 30 Section 11.7 Interpretation ............................................................................................. 30 Section 11.8 Counterparts .............................................................................................. 30 Section 11.9 Severability ............................................................................................... 31 Section 11.10 Governing Law; Consent to Exclusive Jurisdiction.................................. 31 Section 11.11 WAIVER OF JURY TRIAL ..................................................................... 31 Section 11.12 Recovery of Fees by Prevailing Party ....................................................... 32 Section 11.13 Specific Performance ................................................................................ 32 Section 11.14 Certain Acknowledgements of Purchaser ................................................. 32 Section 11.15 Non-Recourse ........................................................................................... 33 Section 11.16 Conflicts; Privileges .................................................................................. 34

1 CALL OPTION EQUITY PURCHASE AGREEMENT This CALL OPTION EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of December [], 2020 (the “Effective Date”), is entered into by and among Big River Steel Holdings LLC, a Delaware limited liability company (the “Company”), the holders of equity of the Company and BRS Stock Holdco LLC, a Delaware limited liability company (“BRS Newco”), set forth on the signature pages attached hereto (each, an “Equityholder” and collectively, the “Equityholders”), and U. S. Steel Holdco LLC, a Delaware limited liability company (“Purchaser”). Each of the Equityholders, the Company and Purchaser are sometimes referred to herein as a “Party” or collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings as set forth in the Company A&R LLC Agreement (as defined below). RECITALS: WHEREAS, Purchaser, the Company, and the Equityholders, among other parties, are party to that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of October 31, 2019 (as amended, supplemented or otherwise modified as of the Effective Date, the “Company A&R LLC Agreement”); WHEREAS, Section 5.7 of the Company A&R LLC Agreement provides for the “U. S. Steel Call Option”, which provides the Purchaser an option to purchase all, but not less than all, of the outstanding Units and BRS Newco Units held by the other Members (the “Purchased Interests”) at an aggregate purchase price equal to the amount of the U. S. Steel Call Option Purchase Price; WHEREAS, the Purchaser has exercised the U. S. Steel Call Option in accordance with Section 5.7 of the Company A&R LLC Agreement; and WHEREAS, in accordance with Section 5.7 of the Company A&R LLC Agreement, the Parties desire to enter into this Agreement to provide for the consummation of the U. S. Steel Call Option. NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, the Parties, intending to be legally bound, agree as follows: ARTICLE I PURCHASE OF EQUITY INTERESTS; PURCHASE PRICE Section 1.1 Purchase of the Purchased Interests. On the terms and subject to the conditions of this Agreement, at the Closing, Purchaser will purchase from each Equityholder, and each Equityholder will sell, assign, transfer and deliver to Purchaser, all of such Equityholder’s right, title and interest in and to the Purchased Interests, free and clear of all Encumbrances other than transfer restrictions imposed by Law and restrictions under the BRS

2 Newco A&R LLC Agreement and the Company A&R LLC Agreement. In exchange for such Purchased Interests, Purchaser will pay (by wire transfer of immediately available funds to an account designated in writing by each Equityholder) to the Equityholders at the Closing an aggregate amount equal to the Class B Common Purchase Price (the transactions contemplated by this Section 1.1, the “Purchase”). Section 1.2 Tax Withholding. Purchaser and its Affiliates shall be entitled to deduct and withhold from any payment to be made under this Agreement all Taxes that are required to be deducted and withheld with respect to such payment under the Code, the Treasury Regulations or any other provision of applicable Law. Any amounts deducted or withheld from any such payment shall be timely remitted to the applicable Taxing Authority and, when so remitted, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Except as a result of the failure by an Equityholder to provide the certificates described in Section 7.5, Purchaser shall make no withholding or deduction on account of Taxes in respect of a payment to the Equityholders pursuant to this Agreement and the transactions contemplated herein absent a change of either Law or fact after the Effective Date. ARTICLE II CLOSING Section 2.1 Closing Date. The closing of the Purchase (the “Closing”) will take place remotely by exchange of documents and signatures on the later of (a) the third Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction of such conditions) and (b) the date that is forty-five (45) days after delivery of the U.S. Steel Call Option Notice pursuant to the Company A&R LLC Agreement, or on such other date or at such other place as the Parties mutually agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”. Section 2.2 Closing Deliveries. (a) By the Equityholders. At the Closing, each Equityholder will deliver or cause to be delivered to Purchaser (i) any unit certificates representing the Purchased Interests held by such Equityholder immediately prior to the Closing as well as unit transfer powers, in form and substance reasonably satisfactory to Purchaser, duly executed by such Equityholder transferring the Purchased Interests to Purchaser, and (ii) a certificate of a duly authorized officer of such Equityholder certifying (I) that attached thereto are complete and correct copies of all resolutions adopted by such Equityholder authorizing the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, and all such resolutions are in full force and effect and are all the resolutions adopted by such Equityholder, in connection with the transactions contemplated hereby and thereby and (II) the names and signatures of the officers of such Equityholder authorized to sign this Agreement.

3 (b) By Purchaser. At the Closing, Purchaser will deliver or cause to be delivered: (i) to the Equityholders, (A) (1) in respect of the Company Units and BRS Newco Units held by such Equityholders, the Class B Common Purchase Price, allocated among them in accordance with Section 5.7(c) of the Company A&R LLC Agreement less (2) the Equityholder Note Payoff Amount, and (B) a certificate of a duly authorized officer of Purchaser certifying (I) that attached thereto are complete and correct copies of all resolutions adopted by Purchaser authorizing the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby and thereby, and all such resolutions are in full force and effect and are all the resolutions adopted by Purchaser, as applicable, in connection with the transactions contemplated hereby and thereby and (II) the names and signatures of the officers of Purchaser authorized to sign this Agreement; (ii) to the Class C Preferred Members, the Class C Preferred Purchase Price allocated among them in accordance with Section 5.7(c) of the Company A&R LLC Agreement; (iii) to the holders of BRS Newco Class C Preferred Units, the BRS Newco Class C Preferred Purchase Price allocated among them in accordance with Section 5.7(c) of the Company A&R LLC Agreement; and (iv) to the Company, the Equityholder Note Payoff Amount. ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE EQUITYHOLDERS Subject to Section 11.14, each Equityholder, severally and not jointly (nor jointly and severally), represents and warrants to Purchaser, as of the Effective Date and as of the Closing Date, as follows: Section 3.1 Organization, Authorization, Validity and Execution. Such Equityholder is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Such Equityholder has all necessary power and authority to (a) execute and deliver this Agreement, (b) perform its obligations hereunder and (c) consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of such Equityholder, and no other action or proceeding on the part of such Equityholder is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Equityholder, and, assuming the due execution of this Agreement by each other Party, this Agreement is a legal, valid and binding obligation of such Equityholder, enforceable against such Equityholder in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar Laws affecting the enforcement of creditors’ rights generally and to general equitable principles. Section 3.2 Title to Purchased Interests . Such Equityholder is the record and beneficial holder of its Purchased Interests and will be at Closing the record and beneficial holder of its Purchased Interests, as applicable, and such Equityholder has good and marketable title to its Purchased Interests and will have at Closing good and marketable title to its Purchased Interests, as applicable, free and clear of any Encumbrances other than transfer restrictions imposed by Law and restrictions under the Organizational Documents of the Company and BRS Newco, as applicable. There are no outstanding options, warrants, call or other rights or

4 agreements to which such Equityholder is a party requiring such Equityholder to sell or transfer its Purchased Interests to any Person other than as provided in this Agreement or under the Organizational Documents of the Company and BRS Newco. Other than this Agreement and the Organizational Documents of the Company and BRS Newco, such Equityholder is not party to any voting trust or other agreement with respect to the voting, redemption, sale, pledge, transfer or other disposition of its Purchased Interests. Upon completion of the transactions contemplated hereby, the Purchased Interests acquired by Purchaser from such Equityholder shall be free and clear of all Encumbrances other than transfer restrictions imposed by Law and restrictions under the Organizational Documents of the Company and BRS Newco, as applicable. Section 3.3 Consents and Approvals; No Violations. The execution, delivery and performance by such Equityholder of this Agreement, and the consummation by such Equityholder of the transactions contemplated hereby, will not (a) result in a violation of, conflict with or result in any breach of any provisions of the certificate of formation or limited liability company operating agreement or any other similar Organizational Documents of such Equityholder, (b) assuming compliance with the matters referred to in Section 3.4, violate any Law or Judgment of any Governmental Authority by which such Equityholder is bound or to which any Purchased Interests owned by such Equityholder are subject, (c) require a consent, notice or approval under, result in a violation of, conflict with, constitute a default or result in any breach (or give rise to any right of termination, cancellation, payment or acceleration) under, any of the terms, conditions or provisions of any material Contract to which such Equityholder is a party or by which any of its Purchased Interests may be bound or (d) result in the creation or imposition of any Encumbrances upon any of its Purchased Interests or any properties or assets of any Group Company (other than transfer restrictions imposed by Law and restrictions under the Organizational Documents of the Company and BRS Newco, as applicable), except, with respect to clauses (b) and (c), as would not reasonably be expected, individually or in the aggregate, to interfere with, prevent or materially delay the ability of such Equityholder to enter into and perform its obligations under this Agreement or to consummate the transactions contemplated hereby. Section 3.4 Governmental Authorization. Except for the filing of a notification and report form under the HSR Act, and the expiration or termination of the applicable waiting period with respect thereto, the execution, delivery and performance by such Equityholder of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or consent from, filing with or notification to, any Governmental Authority and any such action, consent, filing or notification, the failure of which to be made or obtained would not reasonably be expected, individually or in the aggregate, to interfere with, prevent or materially delay the ability of such Equityholder to enter into and perform its obligations under this Agreement or to consummate the transactions contemplated hereby. Section 3.5 Litigation. There is no Action pending, or, to the knowledge of such Equityholder, threatened against such Equityholder, which, if decided adversely against such Equityholder, would reasonably be expected to interfere with, prevent or materially delay the ability of such Equityholder to enter into and perform its obligations under this Agreement or to consummate the transactions contemplated hereby. Such Equityholder has not received written notice that it is subject to any outstanding Judgment which would be reasonably likely to

5 materially interfere with, prevent, materially delay or make illegal any of the transactions contemplated by this Agreement. ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER Purchaser represents and warrants to the Equityholders, as of the Effective Date and as of the Closing Date, as follows: Section 4.1 Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Section 4.2 Authorization, Validity and Execution. Purchaser has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Purchaser and no other action or proceeding on the part of Purchaser is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and, assuming the due execution of this Agreement by the other Parties, this Agreement constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar Laws affecting the enforcement of creditors’ rights generally and to general equitable principles. Section 4.3 Consents and Approvals; No Violations. The execution, delivery and performance by Purchaser of this Agreement, and the consummation by Purchaser of the transactions contemplated hereby, will not (a) result in a violation of, conflict with or result in any breach of any provisions of the Organizational Documents of Purchaser; (b) assuming compliance with the matters referred to in Section 4.4, violate any Law or Judgment of any Governmental Authority by which Purchaser is bound or (c) require a consent, notice or approval under, result in a violation of, conflict with, constitute a default or result in any breach (or give rise to any right of termination, cancellation, payment or acceleration) under any of the terms, conditions or provisions of any material Contract to which Purchaser is a party, except, with respect to clauses (b) and (c), as would not materially adversely affect the ability of Purchaser to enter into and perform its obligations under this Agreement or consummate the transactions contemplated hereby. Section 4.4 Governmental Authorization. Except for the filing of a notification and report form under the HSR Act, and the expiration or termination of the applicable waiting period with respect thereto, the execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or consent from, filing with or notification to, any Governmental Authority, other than any such action, consent, filing or notification the failure of which to be made or obtained would not reasonably be expected, individually or in the aggregate, to materially adversely affect the ability of Purchaser to enter into and perform its obligations under this Agreement or consummate the transactions contemplated hereby.

6 Section 4.5 Litigation. There is no Action pending, or, to the knowledge of Purchaser, threatened against Purchaser, which, if decided adversely against it, would reasonably be expected to materially adversely affect its ability to enter into and perform its obligations under this Agreement or consummate the transactions contemplated hereby. Purchaser has not received written notice that it is subject to any outstanding Judgment which would be reasonably likely to materially interfere with, prevent, materially delay or make illegal with any of the transactions contemplated by this Agreement. Section 4.6 Brokers. Except for Barclays Capital Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or any of its Affiliates. Section 4.7 Investment Intent. (a) Purchaser (i) is acquiring the Purchased Interests solely for its own account, for investment only and not with a view for resale in connection with any distribution of the Purchased Interests in contravention of the Securities Act of 1933, as amended and including the rules and regulations promulgated thereunder (the “Securities Act”) or other applicable Laws and Purchaser will not dispose of the Purchased Interests in contravention of the Securities Act or other applicable Laws, (ii) has received and read the Organizational Documents of the Group Companies and (iii) has sufficient knowledge and experience, including with respect to the industries in which the Business operates, to evaluate the merits and risks of this investment. (b) Purchaser acknowledges that (i) the Purchased Interests have not been registered under the Securities Act, that the Purchased Interests have not been registered under any applicable securities laws of any state or other jurisdiction and, therefore, cannot be sold unless they are subsequently registered under the Securities Act and any applicable state securities laws or are sold pursuant to an exemption from such registration and (ii) none of the Equityholders, the Group Companies or any of their respective Affiliates is under any obligation to register the Purchased Interests and that no market may exist for the resale of the Purchased Interests. (c) Purchaser is an “accredited investor” as defined in Regulation D promulgated under the Securities Act. Purchaser understands the speculative nature of an investment in the Purchased Interests and, accordingly, is able to bear the economic risk of this investment and, at the present time, could afford a complete loss of such investment. (d) Purchaser and its Representatives have been afforded the opportunity to ask questions of Representatives of the Equityholders and the Group Companies and have received answers to such questions, as Purchaser deems necessary in connection with its decision to acquire the Purchased Interests.

7 ARTICLE V CERTAIN AGREEMENTS Section 5.1 Efforts to Close (a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall cooperate with each other and use (and shall cause their respective Subsidiaries and Affiliates to use) their reasonable best efforts, prior to, at and after the Closing Date, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement as promptly as reasonably practicable. (b) The Parties will comply fully with all applicable notification, reporting and other requirements of applicable Law and Governmental Bodies. The Parties, as soon as reasonably practicable (but in no event more than ten (10) Business Days) after date the U. S. Steel Call Option Notice is delivered, will make any filings as may be necessary or advisable the HSR Act or under Foreign Antitrust Laws. The Parties shall at the earliest practicable date file any additional information reasonably requested by any Governmental Authority. The Parties shall request early termination of the waiting period with respect to any filing made under the HSR Act. All fees and expenses in connection with any filing or submission that is necessary under the HSR Act and Foreign Antitrust Laws will be borne by the Company. (c) Each of the Parties shall use reasonable best efforts to (x) take all actions necessary to avoid, eliminate, and resolve any and all impediments under any HSR Act and Foreign Antitrust Laws as soon as reasonably practicable and (y) obtain, as soon as reasonably practicable, the Governmental Approvals that may be or become necessary for the performance of its obligations required under this Section 5.1 or in connection with the consummation of the transactions contemplated by this Agreement, and will cooperate fully with each other in promptly seeking the expiration or termination of such waiting periods and to obtain such Governmental Approvals, all such actions to be effective as of the closing of the applicable Member Option. Each of the Parties shall cooperate in any investigation or litigation by, or negotiations with, any Governmental Authority or other Person relating to the transactions contemplated hereby, including regulatory filings under the HSR Act or Foreign Antitrust Laws. Without limiting the foregoing and subject to applicable legal limitations and the instructions of any Governmental Authority, each of the Parties agrees to (i) cooperate and consult with each other, (ii) furnish to the other such necessary information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of material notices or other material communications received by such Party from, or given by such Party to, any third party and/or any Governmental Authority with respect to such transactions, (iv) permit the Parties to review and incorporate the other Parties’ reasonable comments in any material communication to be given by it to any Governmental Authority with respect to obtaining the necessary approvals for the transactions contemplated by this Agreement, and (v) to the extent reasonably

8 practicable, not participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the transactions contemplated hereby unless, to the extent not prohibited by such Governmental Authority, it gives the other Parties the opportunity to attend and observe. The Parties agree not to extend, stay or toll any waiting period or withdraw and refile any notification under the HSR Act or any Foreign Antitrust Law or enter into any agreement with any Governmental Authority to delay, or otherwise not to consummate as soon as practicable, any of the transactions contemplated by this Agreement, except with the prior written consent of each of the other Parties, which consent may not be unreasonably withheld, conditioned or delayed. (d) The Parties shall use their reasonable best efforts to resolve any objection to the transactions contemplated by this Agreement, any action or proceeding challenging the transactions contemplated by this Agreement as violating any U.S. Law, any Foreign Antitrust Law or any decree, order, judgment, or injunction (whether temporary, preliminary, or permanent) entered, enforced, or attempted to be enforced by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to consummate and make effective the transactions contemplated by this Agreement as promptly as reasonably practicable. In the event of any Action (instituted or threatened to be instituted) challenging the transactions contemplated by this Agreement as violative of any Laws, the Parties shall cooperate with each other and use their reasonable best efforts to settle, contest and resist any such Action, and to have vacated, lifted, reversed, repealed, rescinded, terminated, or overturned any judgment, including any decree, order or injunction (whether temporary, preliminary or permanent), that delays, prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement. (e) Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that Purchaser’s obligation to use its best efforts set forth in this Section 5.1 shall not include an obligation of Purchaser to (i) propose, negotiate, offer to commit, effect or agree to by consent decree, hold separate order, or otherwise, the sale, divestiture, transfer, license, disposition, or hold separate (through the establishment of a trust or otherwise) of any assets, properties, or businesses of the Company or of Purchaser or of the assets, properties, or businesses to be acquired pursuant to this Agreement, (ii) terminate, modify, or assign existing relationships, Contracts, or obligations of Purchaser or of Purchaser’s business or those relating to any assets, properties, or businesses to be acquired pursuant to this Agreement, (iii) change or modify any course of conduct regarding future operations of Purchaser or of Purchaser’s business or the assets, properties, or businesses to be acquired pursuant to this Agreement or (iv) agree to any other limitation on its ability to effectively control any portion of the Company’s business or of Purchaser’s business, or any limitation that would affect its ability to control the operations of any portion of the Company’s business or of Purchaser’s business. (f) Purchaser shall use its reasonable best efforts to obtain financing necessary to complete the transactions contemplated hereby (the “Financing”), whether equity or debt, as promptly as practicable, including using its best efforts to (i) obtain financing commitments and negotiate definitive agreements with respect thereto and (ii) satisfy on a timely basis all conditions and obligations applicable to it in such definitive agreements that are within its control. The Purchaser shall use its reasonable best efforts to

9 cause the lenders and the other Persons providing such Financing to fund the Financing required to consummate the Purchase on the Closing Date (including taking enforcement action to cause such lenders and other Persons to provide such Financing). Section 5.2 Confidentiality. Each Party acknowledges that the information being provided to it in connection with the transactions contemplated hereby is subject to the confidentiality provisions of Section 10.12 of the Company A&R LLC Agreement. Section 5.3 Further Assurances. From and after the Closing, as and when requested by any Party, each Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further actions, in each case as may be reasonably necessary to consummate the transactions contemplated by this Agreement. Without limiting the foregoing, each Equityholder hereby appoints Purchaser, with full power of substitution and resubstitution, such Equityholder’s true and lawful attorneys, for it and in its name, place and stead and for its use and benefit, to take any action necessary or appropriate to effect the U. S. Steel Call Option. Section 5.4 Publicity. (a) None of the Parties will issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of each of the other Parties, except as may be required by applicable Law or by any listing agreement with or listing rules of a national securities exchange or trading market or inter-dealer quotation system applicable to a Party, in which case the Party proposing to issue such press release or make such public statement will use commercially reasonable efforts to consult in good faith with the other Parties and shall allow such other Parties reasonable time to comment on such press release or public statement before issuing such press release or making such public statement. The requirements of this Section 5.4 will be in addition to those included in any confidentiality agreement between or among the Parties hereto. (b) Each Party agrees that the terms of this Agreement will not be disclosed or otherwise made available to the public and that copies of this Agreement will not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law (and only to the extent required by such Law), by any listing agreement with or listing rules of a national securities exchange or trading market or inter-dealer quotation system applicable to such Party (and only to the extent required by such agreement or rules) or by GAAP in the preparation of financial statements that any Party or any of its Affiliates provides to third parties pursuant to contractual obligations. Section 5.5 Cooperation. (a) At the expense of Purchaser, the Equityholders shall, and shall cause the Group Companies and their respective Representatives to, use commercially reasonably efforts to cooperate in connection with the Financing, in each case, as may reasonably be requested by Purchaser in connection with obtaining the Financing necessary

10 to complete the transactions contemplated hereby, including, without limitation, participation by management of the Group Companies, with appropriate seniority and expertise on a timely basis in a reasonable number of meetings, drafting sessions, due diligence sessions, presentations, road shows and other presentations, including presentations with rating agencies. (b) Notwithstanding the foregoing, (i) such requested cooperation shall not unreasonably interfere with normal operations of any Group Company; (ii) nothing in this Section 5.5 shall require cooperation to the extent that it would cause any condition to the Closing set forth in Section 6.1 or Section 6.2 to not be satisfied or otherwise cause any breach of this Agreement or could reasonably be expected to conflict with or violate any Organizational Document of any Group Company or any of their respective Affiliates or any Law, or result in the contravention of, or result in a violation or breach of, or default under, any material contract of any Group Company; (iii) no Group Company or any of their respective Affiliates or Representatives shall be required to pay any commitment or other similar fee or incur or assume any other Liability or obligation in connection with the financings contemplated by the Financing, or provide or agree to provide any indemnity in connection with the Financing or their performance of their respective obligations under this Section 5.5; (iv) none of the directors, managers or officers of any Group Company or any of their respective Affiliates, acting in such capacity, shall be required to execute, deliver or enter into or perform any agreement, document or instrument or adopt any resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained; (v) no Group Company or any of their respective Affiliates or their respective directors, managers, officers or employees shall be required to execute, deliver or enter into, or perform any agreement, document or instrument with respect to the Financing; and (vi) no Group Company or any of their respective Affiliates shall be required to provide access to or disclose information that the Company reasonably determines would jeopardize any attorney- client privilege of, or conflict with any confidentiality requirements applicable to, any Group Company or any of its Affiliates; provided that if any Group Company or any Affiliate thereof withholds access or information in reliance on this clause (vi), such Person shall provide Purchaser with notice of such withholding and use commercially reasonable efforts to provide such access or information in a manner that does not jeopardize such privilege or conflict with such requirements (including by requesting waivers thereto). Notwithstanding anything to the contrary contained herein, the condition set forth in Section 6.2(b), as it applies to the Company’s and the Equityholders’ obligations under this Section 5.5, shall be deemed satisfied unless the Financing has not been obtained primarily as a result of the Company’s or an Equityholder’s Willful Breach of its obligations under this Section 5.5. (c) No Equityholder or Group Company shall have any Liability to Purchaser in respect of any financial information or data or other information provided pursuant to this Section 5.5. Purchaser shall indemnify, defend and hold harmless each Equityholder, each Group Company and their respective Affiliates and Representatives from and against any and all Liabilities, losses, interest, awards and judgments suffered or incurred by them in connection with the Financing and the performance of their respective obligations under this Section 5.5 and any information utilized in connection therewith. Purchaser shall, promptly upon request of the Company, reimburse any Equityholder, any Group Company and their respective Affiliates for all out-of-pocket costs and expenses incurred by any Group

11 Company or their respective Affiliates (including those of its Representatives) in connection with the cooperation required by this Section 5.5. For the avoidance of doubt, the Parties hereto acknowledge and agree that the provisions contained in this Section 5.5 represent the sole obligation of the Group Companies and their respective Representatives with respect to cooperation in connection with the arrangement of the Financing. (d) For the avoidance of doubt and notwithstanding anything to the contrary herein, Purchaser acknowledges and agrees that its obligation to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein are not conditioned upon the availability or consummation of the Financing, the availability of any alternate debt financing, the availability of any equity financing or receipt of the proceeds therefrom. If the Financing has not been obtained, Purchaser shall continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Section 6.1 and Section 6.2 of this Agreement, to consummate the transactions contemplated by this Agreement. Section 5.6 D&O Insurance. Purchaser and the Company will cause to be put in place, “tail” insurance policies with a claims reporting or discovery period of at least six (6) years from the date of Closing from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance with terms and conditions no less favorable than the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters, acts or omissions existing or occurring on or prior to the Closing Date; provided, however, that unless the Purchaser otherwise consents, the cost of such policy shall not be more than three hundred percent (300%) (the “Cap Amount”) of the last annual premium paid by the Company prior to the date hereof for the six (6) years of coverage under such “tail” policy; provided, further, that if the cost of such insurance exceeds the Cap Amount, then the Company shall obtain the greatest coverage available for the six-year period for the Cap Amount. Section 5.7 Certain Actions. Between the Effective Date and the Closing Date, if directed in writing by Purchaser, the Company will (a) exercise any extension available under the terms of the Brownsville Option then in existence, (b) exercise the Brownsville Option in accordance with the terms thereof and/or (c) to the extent available, use commercially reasonable efforts to obtain debt financing on commercially reasonable terms in connection the actions contemplated by the preceding clauses (a) and (b). Section 5.8 ATRS Retained Equity. Notwithstanding anything to the contrary herein, in accordance with Section 5.21 of the Company A&R LLC Agreement, Purchaser and ATRS agree that Purchaser shall not purchase one (1) Class B Common Unit of each of BRS and BRS Newco (the “ATRS Retained Equity”) until such time as the conditions to transfer set forth in Section 5.21 of the Company A&R LLC Agreement are satisfied. Promptly upon satisfaction of such conditions, ATRS shall sell and transfer to Purchaser or its designee the ATRS Retained Equity in exchange for the ATRS Retained Equity Purchase Price in accordance with the Company A&R LLC Agreement.

12 ARTICLE VI CONDITIONS TO CLOSING Section 6.1 Mutual Condition. The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions, which may be waived, in whole or in part, by the Parties: (a) No Prohibition. No Law or Judgment enacted, entered, promulgated or enforced by any Governmental Authority of competent jurisdiction shall be in effect preventing or making illegal the consummation of the transactions contemplated by this Agreement (each, a “Closing Legal Impediment”); (b) Antitrust Laws. The waiting period applicable to the consummation of the Purchase under the HSR Act (or any extension thereof) shall have expired or been terminated and all required filings have been made and all required approvals obtained (or waiting periods expired or terminated) under any other applicable Antitrust Laws; and Section 6.2 Conditions to Purchaser’s Obligations. The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of the following conditions, any of which other than the condition set forth in clause (d) may be waived, in whole or in part, by Purchaser: (a) Representations and Warranties. The Equityholder Fundamental Representations shall be true and correct in all respects at and as of the Effective Date and the Closing Date as though such representations and warranties were made at and as of the Closing and all other representations and warranties set forth in Article III other than Section 3.3(c) shall be true and correct in all respects at and as of the Effective Date and the Closing Date as though such representations and warranties were made at and as of the Closing, without giving effect to materiality, Material Adverse Effect or similar qualifications (other than, in each case, any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date), except to the extent the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (b) Covenants. The Company and the Equityholders shall have complied in all material respects with all of their covenants or agreements required to be performed at or prior to the Closing; (c) Certain Events. There shall not have occurred since the date hereof (i) a Casualty Event for which the cost of restoring the Mill to the condition immediately prior to such damage or destruction exceeds twenty-five percent (25%) of the Enterprise Value or (ii) a taking in condemnation or under right of eminent domain where the value of the Mill in the aggregate as a result of such taking is reduced by more than twenty-five percent (25%) of the Enterprise Value; (d) Company Indebtedness. Receipt of all consents required pursuant to the terms of material indebtedness of the Company and its Subsidiaries, including, for the

13 avoidance of doubt, pursuant to material sale-leaseback transactions, capital leases, other similar financing arrangements and the receipt of consents and satisfaction of other matters set forth on Schedule 6.2(d) attached hereto. ARTICLE VII TAX MATTERS Section 7.1 Preparation of and Filing of Tax Returns. (a) Purchaser will cause to be timely prepared (giving effect to any validly obtained extensions) each Pass-Through Tax Return of a Group Company for any Pre-Closing Tax Period or any Straddle Period (a “Company Pass-Through Return”). All Company Pass-Through Returns shall be prepared in a manner consistent with past practices of the applicable Group Company, except as otherwise required by applicable Law. The U.S. federal Income Tax Return of each of the Company and BRS Newco for its taxable year that includes the Closing Date shall (i) include an election pursuant to Section 754 of the Code if such election is not already in effect, (ii) with respect to Purchaser’s basis step-up under Section 743(b) of the Code (if any), include an election pursuant to Section 168(k)(7) of the Code and Treasury Regulation Section 1.168(k)-2(f)(1) to forgo any bonus depreciation available pursuant to Section 168(k) of the Code and include an election pursuant to Section 168(g)(7) of the Code to have the alternative depreciation system apply to the extent permitted by Law, and (iii) allocate items of income, gain, loss and expense between Purchaser and the Equityholders using the “interim closing method” and “calendar day convention” pursuant to Treasury Regulation Section 1.706-4. (b) Whenever it is necessary to determine the liability for Taxes that are payable with respect to a Straddle Period, the Taxes, if any, attributable to such Straddle Period shall be allocated between the portion of such Straddle Period ending on the Closing Date and the portion of such Straddle Period beginning after the Closing Date. Any such allocation of (i) Taxes, other than those referred to in clause (ii) below, shall be made by means of a closing of the books and records of the Group Companies as of the end of the Closing Date, provided, however, that depreciation and amortization deductions shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each such period, and (ii) property Taxes and ad valorem Taxes attributable to a Straddle Period shall be allocated between such two periods in proportion to the number of days in each such period. Section 7.2 Deductions. (a) The Parties agree that any deduction in respect of or attributable to amounts paid pursuant to the Approved Incentive Plan (or items that would be attributable to amounts paid pursuant to the Approved Incentive Plan but for the fact that they are paid prior to Closing) shall accrue for U.S. federal income tax purposes in the Pre-Closing Tax Period to the extent permitted by Law based upon a “more likely than not” level of comfort, and, in such case, the Parties agree not to take a contrary position on any U.S. federal Income Tax Return.

14 (b) Unless required by applicable Law or with the prior consent of the Equityholders (not to be unreasonably withheld, conditioned or delayed), Purchaser will not permit any Group Company to carry back any item of loss, deduction or credit that arises in any taxable period ending after the Closing Date, into any Pre-Closing Tax Period. Section 7.3 Tax Contests. (a) If Purchaser or a Group Company receives notice that a Taxing Authority is asserting a claim with respect to a Company Pass-Through Return after the Closing, then Purchaser or such Group Company, as applicable, will provide written notice thereof to the Equityholders. Such notice will specify in reasonable detail the basis for such claim to the extent Purchaser or such Group Company, as applicable, is aware of such basis and will include a copy of the relevant portion of any correspondence received from the Taxing Authority. (b) The Parties shall not permit any Group Company to make any election pursuant to Treasury Regulation Section 301.9100-22. (c) With respect to any Tax Proceeding in respect of a Company Pass-Through Return for a taxable year of the Company or BRS Newco beginning after December 31, 2017, the Parties shall cause the Company’s or BRS Newco’s partnership representative or designated individual to timely and properly elect the application of Section 6226 of the Code (and any similar provision of state or local Law) with respect to any proposed adjustment resulting from any such Tax Proceeding, and shall not appoint any partnership representative or designated individual whom they cannot cause to make such election. Section 7.4 Sales and Transfer Taxes. All sales, use, value-added, goods and services, transfer, real estate transfer, documentary, conveyance or similar Taxes or expenses that may be imposed as a result of the transactions described in Article I, together with any and all penalties, interest and additions to tax with respect thereto (collectively, “Transaction Transfer Taxes”) shall be borne equally by Purchaser, on the one hand, and the Equityholders, on the other hand. The Parties will cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such Tax Laws. Section 7.5 Tax Certificates. Each Equityholder (or if such Equityholder is a disregarded entity for U.S. federal income tax purposes, its regarded owner) shall provide to Purchaser (i) a non-foreign person affidavit under Section 1445 and Section 1446(f) of the Code, in form and substance reasonably satisfactory to Purchaser, dated as of the Closing Date and (ii) a properly completed IRS Form W-9 certifying that such Equityholder (or if such Equityholder is a disregarded entity for U.S. federal income tax purposes, its regarded owner) is not subject to backup withholding. Section 7.6 Termination of Tax Sharing Agreements. Any and all Tax allocation or Tax sharing agreements between any Group Company, on the one hand, and any Equityholder or any of its Affiliates, on the other hand, shall be terminated as of the Closing Date and, from and

15 after the Closing Date, no Group Company shall be obligated to make any payment pursuant to any such agreement for any past or future period. Section 7.7 Purchase Price Allocation. No later than ninety (90) days after the Closing Date, Purchaser shall deliver to the Equityholders an allocation of the U. S. Steel Call Option Purchase Price (and any relevant Liabilities of the Group Companies attributable to the Purchased Interests under Section 752 of the Code and all other relevant items) as of the Closing Date among the portion of the assets of the Group Companies attributable to the Purchased Interests as determined in accordance with Section 755 of the Code and the Treasury Regulations thereunder (the “Purchase Price Allocation”) for the Equityholders’ review. The Equityholders shall have an opportunity to review the proposed Purchase Price Allocation for a period of twenty (20) days after receipt of the proposed Purchase Price Allocation. If the Equityholders disagree with any aspect of the proposed Purchase Price Allocation, the Equityholders shall notify Purchaser in writing prior to the end of such 20-day period (an “Allocation Objection Notice”), setting forth the Equityholders’ proposed Purchase Price Allocation and specifying, in reasonable detail, any dispute as to Purchaser’s proposed Purchase Price Allocation. If the Allocation Objection Notice is duly delivered, Purchaser and the Equityholders shall, during the twenty (20) days following such delivery, use commercially reasonable efforts to jointly reach agreement on the disputed items or amounts in order to determine the Purchase Price Allocation. If Purchaser and the Equityholders have not resolved all objections and agreed upon a final Purchase Price Allocation after such 20-day period ends, Purchaser and the Equityholders shall engage an independent accounting firm mutually agreed upon by Purchaser and the Equityholders to resolve any outstanding disputes, and such resolution shall be final, conclusive and binding upon each of the Parties. The fees and disbursements of the independent accounting firm shall be shared equally by Purchaser, on the one hand, and the Equityholders, on the other hand. Any Purchase Price Allocation prepared by Purchaser if no Allocation Objection Notice has been given or as adjusted pursuant to any agreement between Purchaser and the Equityholders or by the independent accounting firm shall be conclusive and binding on the Parties, and none of Purchaser, the Equityholders or any of their respective Affiliates shall take any position inconsistent with such Purchase Price Allocation on any Tax Return or in any Tax Proceeding, in each case, except to the extent otherwise required pursuant to a change in applicable Law or pursuant to the good faith resolution of any Tax Proceeding. In the event of an adjustment to the Purchase Price pursuant to the terms of this Agreement, the Equityholders and Purchaser agree to adjust the Purchase Price Allocation in a reasonable manner to reflect such adjustment. ARTICLE VIII TERMINATION Section 8.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing: (a) by Purchaser or by the Equityholder holding of a majority of the Class B Common Units if any Closing Legal Impediment shall be in effect and shall have become final and nonappealable; provided, that this right of termination shall not be available

16 if a Party’s failure to comply with its obligations under this Agreement was a cause of, or resulted in, such Closing Legal Impediment; (b) by the Purchaser if the Company or any Equityholder shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.2, respectively, and (ii) cannot be cured or, if capable of being cured, shall not have been cured by the date that is thirty (30) days following receipt of written notice from the Purchaser stating its intention to terminate this Agreement pursuant to this Section 8.1(b) and the basis for such termination; provided, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(b) if Purchaser is then in material breach of any representation, warranty, covenant or other agreement hereunder; or (c) by the Equityholders holding of a majority of the Class B Common Units if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.1, and (ii) cannot be cured or, if capable of being cured, shall not have been cured by the date that is thirty (30) days following receipt of written notice from such Equityholder stating its intention to terminate this Agreement pursuant to this Section 8.1(c) and the basis for such termination; provided, that such Equityholder shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if any Equityholder is then in material breach of any representation, warranty, covenant or other agreement hereunder. (d) by the Equityholder holding of a majority of the Class B Common Units if the Closing shall not have occurred on or prior to the end of the day on June 15, 2021 (as such date may be extended pursuant to the immediately following proviso, the “Outside Date”); provided that if, on such date, one or more of the conditions set forth in Section 6.1(a) (solely as a result of a Law or Judgment imposed by a Governmental Authority with jurisdiction over applicable Antitrust Laws) or Section 6.1(b) has not been satisfied or waived, but all other conditions to the Closing set forth in Article VI have been satisfied or waived, as applicable (except for those conditions that by their nature are to be satisfied at the Closing; provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the Outside Date shall automatically be extended to December 15, 2021; provided, further, that this right of termination shall not be available to (i) Purchaser if the failure of Purchaser to, or (ii) the Equityholders, if the failure of any Equityholder holding Class B Common Units or the Company to, comply with its obligations under this Agreement was a cause of, or resulted in, the failure of the Closing to have occurred on or prior to the end of the day on the Outside Date. Section 8.2 Procedure upon Termination. In the event that this Agreement is terminated pursuant to Section 8.1, written notice thereof shall forthwith be given to the other Parties in accordance with Section 8.1 and Section 11.5, and this Agreement shall terminate, and the transactions contemplated hereby shall be abandoned, without further action by any Party.

17 Section 8.3 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and have no further force or effect, without any Liability on the part of any Party hereto or its Affiliates, officers, directors, members, or shareholders, other than, subject to Section 11.13, the Liability of a Party for Fraud or any Willful Breach of this Agreement by such Party occurring prior to such termination. Notwithstanding the foregoing, the provisions of Section 5.2, Section 5.4, this Article VIII, Article X, Article XI and the Confidentiality Agreement shall survive any termination of this Agreement and remain valid and binding obligations of the Parties. ARTICLE IX SURVIVAL; INDEMNIFICATION Section 9.1 Survival. The representations, warranties, covenants and agreements required to be performed at or prior to the Closing shall terminate as of the Closing; provided, that each of the Equityholder Fundamental Representations and each of the Purchaser Fundamental Representations shall survive until the sixth anniversary of the Closing Date. Those covenants and agreements to the extent that by their terms apply or are to be performed in whole or in part after Closing shall survive in accordance with their respective terms, until performed. Notwithstanding the foregoing, any representation, warranty, covenant or agreement (and the indemnification obligations of the Parties hereto with respect thereto) that would otherwise terminate in accordance with this Section 9.1 will continue to survive until such claim for indemnification as described in the Notice of Claim has been satisfied or otherwise resolved as provided herein if in good faith a Notice of Claim shall have been given in accordance with this Article IX on or prior to the expiration of the applicable survival period. Section 9.2 Indemnification by each Equityholder. From and after the Closing, each Equityholder shall, on a several and not joint (and not joint and several) basis, indemnify, defend, save and hold the Purchaser and its Affiliates and Representatives (“Purchaser Indemnitees”) harmless from and against any and all Losses incurred or suffered by any Purchaser Indemnitee arising out of, based upon or resulting from any breach of any Equityholder Fundamental Representation. No Equityholder shall have any liability for any breach or failure to perform by any other Equityholder or for any Fraud committed by any other Equityholder. Section 9.3 Indemnification by Purchaser and the Company. From and after the Closing, Purchaser and the Company, jointly and severally, shall indemnify, defend, save and hold the Equityholders, and their respective Affiliates and Representatives (collectively, the “Equityholder Indemnitees”) harmless from and against any and all Losses incurred or suffered by the Equityholder Indemnitees arising out of, based upon or resulting from any breach of any Purchaser Fundamental Representation. Section 9.4 Limitations on Indemnification. (a) Notwithstanding anything herein to the contrary, in the event any Party or any other Indemnified Party is entitled to a payment or other benefit under more than one provision of this Agreement arising out of or resulting from the same set of facts or circumstances for which such Person has received payment or another benefit under one of

18 those provisions, in no event shall such Person be entitled to receive a subsequent payment or benefit under any other provision of this Agreement. (b) The amount of any Losses subject to indemnification under this Article IX shall be calculated net of any insurance proceeds and any indemnity, contribution or other similar payment from a third party actually received by the Indemnified Party covering such Losses that are the subject of the claim for indemnification (net of any costs of recovery and any increase in premiums). In the event that any insurance proceeds or third party payments are received by the Indemnified Party with respect to a Loss for which any Indemnified Party has been indemnified pursuant to this Article IX, then a refund equal to the amount of such insurance proceeds (net of any costs of recovery and any increase in premiums) or third party payment shall be made to the Indemnifying Party that made such payments to the relevant Indemnified Party. The Indemnified Party shall use its commercially reasonable efforts to obtain recoveries from insurers and other third parties in respect of this Article IX. The amount of any Losses subject to indemnification under this Article IX shall be reduced by any reduction in any Taxes actually realized as a result of such Loss equal to the positive difference, if any, between (1) the Indemnified Party’s cash liability for Taxes in the year the Loss is incurred not taking into account such Loss or the corresponding indemnity payment under this Agreement, and (2) the Indemnified Party’s cash liability for Taxes in such year taking into account the Loss and taking into account any Tax cost (including taxable income) realized by the Indemnified Party as a result of the corresponding indemnity payment under this Agreement, with the Loss treated as the last item of expense or deduction realized for such year (c) Each Indemnified Party shall have a duty to use commercially reasonable efforts to mitigate any Losses arising out of or relating to this Agreement or the transactions contemplated hereby upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto; provided, that no Indemnified Party shall be required to take any action that would interfere in more than a de minimis amount with the operation of its business, or the operation of the business of the Group Companies. (d) If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses pursuant to Article IX and the Indemnified Party could have recovered all or a part of such Losses from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment. Section 9.5 Terms and Conditions Relating to Indemnification. (a) If an Indemnified Party desires to seek indemnification under this Article IX against the Person(s) required to provide indemnification under this Article IX (collectively, the “Indemnifying Party”), the Indemnified Party shall assert a claim for indemnification by providing a written notice (the “Notice of Claim”) to the Indemnifying Party or Parties stating, in reasonable detail, the nature and basis of such claim and all supporting documentation. The Notice of Claim shall be provided to the Indemnifying Party

19 as soon as practicable (and in any event not later than thirty (30) days) after the Indemnified Party becomes aware of an indemnifiable claim. Notwithstanding the foregoing, any failure to provide the Indemnifying Party with a Notice of Claim, or any failure to provide a Notice of Claim in a timely manner shall not relieve any Indemnifying Party from any Liability that it may have to the Indemnified Party under this Article IX except to the extent that the ability of such Indemnifying Party to defend such claim is actually and materially prejudiced by the Indemnified Party’s failure to give such Notice of Claim. If the Notice of Claim relates to a Third Party Claim, the procedures set forth in Section 9.5(b) shall be applicable. If the Notice of Claim does not relate to a Third Party Claim, the Indemnifying Party shall have thirty (30) days from the date of receipt of such Notice of Claim to object to any of the subject matter and any of the amounts of the Losses set forth in the Notice of Claim, as the case may be, by delivering written notice of objection thereof to the Indemnified Party. If the Indemnifying Party fails to send a notice of objection to the Notice of Claim within such thirty (30) day period, the Indemnifying Party shall be deemed to have agreed to the Notice of Claim and, subject to the limitations and procedures set forth in this Article IX, shall be obligated to pay to the Indemnified Party the portion of the amount specified in the Notice of Claim to which the Indemnifying Party has not objected. If the Indemnifying Party sends a timely notice of objection and the Indemnifying Party and the Indemnified Party do not settle such dispute within thirty (30) days after the Indemnified Party’s receipt of such notice of objection, the Indemnifying Party and the Indemnified Party shall be entitled to seek enforcement of their respective rights under this Article IX. (b) Promptly (and in any event within thirty (30) days) after receipt by an Indemnified Party of notice of the assertion of any claim or the commencement of any Action by a third party (a “Third Party Claim”) in respect of which the Indemnified Party shall seek indemnification hereunder, the Indemnified Party shall so notify in writing the Indemnifying Party and provide the Indemnifying Party with all materials delivered to it by such third party; provided, that any failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any Liability that it may have to the Indemnified Party under this Article IX except to the extent that the ability of the Indemnifying Party to defend the Third Party Claim is actually and materially prejudiced by the Indemnified Party’s failure to give such notice. In no event shall the Indemnified Party admit any Liability with respect to such Third Party Claim or settle, compromise, pay or discharge such Third Party Claim without the prior written consent of the Indemnifying Party. With respect to any such Third Party Claim, the Indemnifying Party shall have the right in the name of and on behalf of the Indemnified Party to (at the expense of the Indemnifying Party) take such action as it deems necessary to avoid, dispute, defend, investigate, appeal or make counter-claims pertaining to any such Third Party Claim (at the expense of the Indemnifying Party) through counsel chosen by the Indemnifying Party by notifying the Indemnified Party within thirty (30) days after the receipt by the Indemnifying Party of such notice from the Indemnified Party; provided, that any such counsel shall be reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right (but not the duty) to participate (but not control), at its own expense, in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party; provided, that the Indemnified Party (at the expense of the Indemnifying Party) shall have the right to employ counsel to represent it at the expense of the Indemnifying Party if the Indemnified Party has been advised by counsel that there are one or

20 more legal defenses available to the Indemnified Party that are different from or additional to those available to any Indemnifying Party or if there is otherwise a conflict between the interests of the Indemnified Party and any Indemnifying Party, in which event the reasonable fees and expenses of such separate counsel shall be paid by the Indemnifying Party; provided, that the Indemnifying Party shall not be obligated to pay the reasonable fees and expenses of more than one separate counsel for all Indemnified Parties, taken together. Each Party agrees to render to the other parties such assistance as may reasonably be requested in connection with, and shall cooperate fully in all aspects of any investigation, defense, pre- trial activities, trial, compromise, settlement or discharge of any such Third Party Claim, which assistance shall include, to the extent reasonably requested by a party, the retention, and the provision to such party, of records and information reasonably relevant to such Third Party Claim, and making employees of the other party available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party may not settle, compromise, or offer to settle or compromise, or otherwise dispose of any Third Party Claim without the prior written consent of the Indemnified Party, unless such settlement includes only the payment of monetary damages (which are fully paid by the Indemnifying Party), does not impose any injunctive or equitable relief upon the Indemnified Party, does not require any admission or acknowledgment of liability or fault of the Indemnified Party and contains an unconditional release of the Indemnified Party in respect of such Third Party Claim. (c) After written notice by the Indemnifying Party to the Indemnified Party of the election by the Indemnifying Party to assume control of the defense of any such Third Party Claim, the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any costs or fees subsequently incurred by such Indemnified Party in connection with the defense thereof, except if the Indemnified Party has the right to employ counsel to represent it at the expense of the Indemnifying Party as set forth in Section 9.5(b), and except if the Indemnifying Party does not comply with its obligations pursuant to the penultimate sentence of this Section 9.5(c) (in which case the Indemnifying Party shall be liable for such costs and fees). If the Indemnifying Party does not assume control of the defense of such Third Party Claim within thirty (30) days after the receipt by the Indemnifying Party of the notice required pursuant to Section 9.5(b) as provided above, the Indemnified Party shall have the right to defend such Third Party Claim in such manner as it may deem appropriate at the reasonable cost and expense of the Indemnifying Party if such Third Party Claim is actually an indemnifiable claim hereunder. The party controlling the defense of any Third Party Claim shall in any event defend any such matters vigorously and in good faith. (d) To the extent of any inconsistency between the provisions of Article IX and Article VII, the provisions of Article VII shall control with respect to Tax Matters. Section 9.6 Payment. Upon a determination of liability under this Article IX, to the extent, if any, that the Indemnifying Party is liable for an amount, the Indemnifying Party shall pay or cause to be paid to the Indemnified Party the amount so determined within five (5) Business Days after the date of such determination. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Agreement the

21 Indemnifying Party shall nevertheless pay when due such portion, if any, of the obligation that is not subject to dispute. Section 9.7 No Effect. The right to indemnification, reimbursement or other remedy based upon any representations, warranties, covenants and obligations set forth in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants or obligations. Section 9.8 Exclusive Remedy. From and after the Closing, the Parties’ sole and exclusive remedy with respect to the subject matter of this Agreement and the transactions contemplated hereby (other than (i) claims for Fraud, (ii) claims for breaches of post-closing covenants and (iii) equitable remedies in accordance with Section 11.13 relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby) shall be pursuant to the indemnification provisions of this Article IX (subject to the terms, conditions, limitations and restrictions herein), and each Party hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action, whether in contract, tort, strict liability, equitable remedy, based on a statute (including Environmental Laws) or otherwise, that it may have against any other Party or, without limiting the generality of Section 11.15, their respective Related Parties with respect to such matters or otherwise. Section 9.9 Characterization of Indemnification Payments. The Parties agree to treat any payment under this Article IX as an adjustment to the Class B Common Purchase Price except as otherwise required by applicable Law. Section 9.10 Amount of Losses. The determination of the dollar amount of any Losses subject to indemnification under this Article IX shall be based solely on the actual dollar value thereof, on a dollar-for-dollar basis. ARTICLE X CERTAIN DEFINITIONS Section 10.1 Certain Definitions. The following terms, as used in this Agreement, have the following meanings: “Action” means any action, claim, complaint, charge, demand, hearing, inquiry, review, suit, arbitration, investigation, audit or proceeding, in each case, by or before any Governmental Authority. “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled by” and “under common

22 control with” have meanings correlative thereto. For purposes of the foregoing, (a) for all periods prior to the Closing, neither Purchaser, on the one hand, nor the Group Companies, on the other hand, will be treated as an Affiliate of the other, and (b) for all periods after the Closing, neither an Equityholder, on the one hand, nor the Group Companies, on the other hand, will be treated as an Affiliate of the other. “Antitrust Laws” mean the HSR Act and any other laws, rules or regulations that are designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition, including Foreign Antitrust Laws. “Brownsville Option” means the option of the Company to lease certain property pursuant to the Option Agreement, dated April 20, 2018, by and between Big River Steel LLC and Brownsville Navigation District of Cameron County, Texas, as extended, modified or replaced from time to time. “BRS” means Big River Steel LLC, a Delaware limited liability company. “BRS Newco A&R LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of BRS Newco, dated as of October 31, 2019, as amended, supplemented or otherwise modified from time to time. “Business” means the manufacture, distribution and sale of flat-rolled steel. “Business Day(s)” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are required to or may be closed. “Casualty Event” means damage or destruction by fire, hurricane or other casualty of the Mill. “Class B Common Option Notice” has the meaning set forth in the Company A&R LLC Agreement. “Class B Common Purchase Price” has the meaning set forth in the Company A&R LLC Agreement. “Class B Common Put Option Purchase Price” has the meaning set forth in the Company A&R LLC Agreement. “Code” means the Internal Revenue Code of 1986, as amended. “Company A&R LLC Agreement” has the meaning set forth in the Recitals hereto. “Contract” means any contract, agreement, license, lease, guaranty, indenture, sales or purchase order or other legally binding commitment or arrangement, whether written (including in electronic form) or oral.

23 “Encumbrances” means options, pledges, security interests, liens, options to purchase, or similar rights or options, charges, claims or other third party rights (including rights of first refusal or first offer), restrictions, or encumbrances of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership. “Enterprise Value” means (i) $2,325,000,000 plus (ii) interest compounded annually at the U.S. Steel Call Option Interest Rate (as defined in Company A&R LLC Agreement) commencing on September 30, 2019 and terminating on the date of the applicable Casualty Event or taking in condemnation or under right of eminent domain. “EPC Contract” means the Equipment Procurement Contract for Expansion Phase among BRS, SMS Group GmbH and SMS Site Services Inc., dated as of July 30, 2018. “Equityholder Fundamental Representations” means the representations and warranties contained in Sections 3.1 and 3.2. “Equityholder Note Payoff Amount” means all amounts due and payable as of the Closing Date pursuant to the notes issuable by the Equityholders pursuant to Section 9.6 of the Company A&R LLC Agreement. “Equity Interests” means any capital stock, partnership, membership or other equity interest, participation or securities (whether voting or non-voting, whether preferred, common or otherwise, and including stock appreciation, contingent interest or similar rights) of a Person. “Foreign Antitrust Laws” means applicable Laws of any Governmental Authority outside the United States designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition, to the extent applicable to the purchase and sale of Units and the other transactions contemplated in connection therewith, including without limitation, competition or antitrust laws of any jurisdiction other than the United States. “Fraud” means actual and intentional fraud by a Party with respect to the making of the representations and warranties in Article III or Article IV, provided that at the time such representation or warranty was made (a) such representation or warranty was materially inaccurate, (b) such Party had actual knowledge (and not imputed or constructive knowledge), without any duty of inquiry or investigation, of the material inaccuracy of such representation or warranty, (c) such Party had the specific intent to deceive another Party as an inducement to enter into this Agreement and (d) the other Party acted in reliance on such materially inaccurate representation or warranty and suffered or incurred financial injury or other damages as a result of such reliance. For the avoidance of doubt, “Fraud” shall not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness. “GAAP” means United States generally accepted accounting principles, consistently applied.

24 “Governmental Authority” means (a) any national, federal, state, county, municipal or foreign or supranational government, or other political subdivision thereof, (b) any entity exercising executive, legislative, judicial, regulatory, tribunal, taxing or administrative functions of or pertaining to government, (c) any stock exchange or similar self-regulatory organization and (d) any arbitrator or arbitral body or panel, department, ministry, instrumentality, agency, court, commission or body of competent jurisdiction. “Group Companies” means BRS Newco, Big River Steel Corp., a Delaware corporation, the Company and each Subsidiary of the Company. “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder. “Income Tax Return” means any Tax Return for U.S. federal, state or local or foreign net income or capital gain Taxes (but not any withholding Taxes or payroll, employment or employee Taxes). “Indemnified Party” means a Person entitled to indemnification under Article IX. “Judgment” means any judgment, award, order, writ, injunction, treaty, legally binding agreement, stipulation or decree of or with a Governmental Authority. “Law” means any statute, law, ordinance, rule, regulation, code, Judgment and any other binding requirement or determination promulgated by any Governmental Authority. “Liability” means any and all debts, claims, liabilities, obligations, commitments, damages, fines, penalties, costs or expenses. “Losses” means any losses, damages, deficiencies, liabilities, assessments, fines, penalties, judgments, costs, disbursements, fees, expenses or settlements of any kind or nature, including reasonable legal, accounting and other professional fees and expenses, including (x) solely to the extent that they are a reasonably foreseeable consequence of such breach, (a) incidental, consequential or indirect Losses, or (b) punitive or special Losses, Losses based on lost profits, diminution in value or loss in value, or Losses that are based on a multiple of earnings or other metric or (y) Losses that are awarded and paid to a third party with respect to a Third Party Claim as to which a Party is entitled to indemnification under this Agreement. “Material Adverse Effect” means any state of facts, change, effect, event or condition (whether or not constituting a breach of a representation, warranty or covenant set forth in this Agreement) that, individually or in the aggregate, (i) is or would reasonably be expected to be materially adverse to the business, assets, financial condition or results of operations of the Group Companies, taken as a whole or (ii) would prevent or materially impair the ability of the Purchaser and the Equityholders to consummate the transactions contemplated by this Agreement; provided, however, that for the purposes of clause (i), “Material Adverse Effect” shall not include any effect resulting or arising from: (a) the execution, announcement or pendency of the transactions contemplated by this Agreement, including any impact thereof on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees; (b) conditions affecting the steel industry, the U.S. or global economy as a whole or the markets

25 in which a Group Company operates; (c) any change in applicable Laws or the interpretation thereof; (d) any change in GAAP or other accounting requirements or principles or any change in related Laws or the interpretation thereof; (e) any national or international political or social conditions, including changes in or repeal or institution of tariffs or an outbreak or escalation of hostilities, acts of terrorism, military acts, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to the foregoing, in each case whether or not involving the United States; (f) any change in conditions in the United States, foreign or global financial, banking or securities markets generally (including any disruption thereof and any decline in the price of any market index or any change in interest or exchange rates); (g) any hurricane, earthquake, flood or other natural disasters; (h) any failure, in and of itself, by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the Effective Date (provided, that this clause (h) shall not prevent a determination that any Effect underlying such failure has resulted in a Material Adverse Effect); (i) any action taken by any Group Company that is contemplated or permitted by this Agreement; or (j) any actions taken or not taken by (i) Purchaser or their Affiliates or (ii) an Equityholder or a Group Company at the request, direction or with the consent of Purchaser or their Affiliates, but in the case of clauses (b), (c), (d), (e), (f), and (g), only to the extent any such effects do not have a disproportionate adverse impact on the Business relative to other Persons in the industries in which the Business operates. “Mill” means the flat-rolled steel mill and related facilities located in Mississippi County, Arkansas owned and operated by the Company’s Subsidiaries that produces carbon and electrical grades of steel. “Organizational Documents” means, with respect to any Person, the articles of association, certificate of incorporation, bylaws, limited liability company agreement or similar organizational documents of such Person. “Pass-Through Tax Return” means any U.S. federal, state, local or foreign Tax Return of any Group Company for which the items of income, deduction, gain, loss, credit, or other taxable item included therein are required to be taken into account by an Equityholder to compute its own Tax liability. “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature. “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period that ends on the Closing Date. “Purchased Interests” has the meanings (i) as set forth in the Recitals and (ii) with respect to each Equityholder, the outstanding Class B Common Units and BRS Newco Units set forth opposite the name of such Equityholder on Exhibit A attached hereto to be transferred in the Purchase.

26 “Purchaser Fundamental Representations” means the representations and warranties contained in Section 4.2. “Related Party” means any former, current or future direct or indirect general or limited partner, equityholder, stockholder, controlling or controlled Persons, manager, director, officer, employee, Affiliate, Subsidiary, attorney or other Representatives of any Party or any Group Company, any other representatives of any of the foregoing, and their respective heirs, executors, administrators, successors, assignees, and agents. “Representatives” means a Party’s officers, directors, employees, partners, members, equityholders, controlling or controlled Persons, managers, accountants, counsel, consultants, advisors, investment bankers and agents. “Straddle Period” means any taxable period that includes (but does not end on) the Closing Date. “Subsidiary” means, with respect to any Person: (a) any other Person of which such Person beneficially owns, either directly or indirectly, fifty percent (50%) or more of (i) the total combined voting power of all classes of voting securities of such other Person, (ii) the total combined Equity Interests of such other Person, or (iii) the capital or profit interests of such other Person; or (b) any other Person of which such Person has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body of such other Person. “Tax” or “Taxes” means any income, alternative or add-on minimum, gross income or receipts, sales, use, value added, consumption, transfer, gains, ad valorem, franchise, profits, license, withholding, payroll, direct placement, employment, excise, severance, stamp, procurement, occupation, premium, property, environmental or windfall profit tax, custom, duty, tariff or other tax of any kind whatsoever, together with any interest, additions or penalties with respect thereto. “Tax Proceeding” means an audit, examination, contest, litigation or other proceeding by or against any Taxing Authority. “Tax Return” means any return, declaration, election, report, claim for refund, information return, estimate, form or similar statement filed or required to be filed with respect to any Taxes, including any schedule or attachment thereto, and including any amendment thereof. “Taxing Authority” means any governmental agency, board, bureau, body, department or authority of any federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax. “Treasury Regulations” means final and temporary income tax regulations promulgated by the U.S. Department of Treasury. “Willful Breach” means a breach or failure to perform, in each case, that is the consequence of an act or omission by a Party where such Party knew, or reasonably would have been expected to know, that such act or omission would, or would reasonably be expected to,

27 cause or result in a material breach of this Agreement, including any failure by a party to consummate the Closing after the applicable conditions set forth in Article VI have been satisfied or waived (other than the conditions that by their nature are to be satisfied by actions to be taken at the Closing). Section 10.2 Cross References. Each of the following terms is defined in the Section set forth opposite such term: Agreement Introductory Paragraph Allocation Objection Notice Section 7.7 BRS Newco Introductory Paragraph BRS Newco Units Recitals Cap Amount Section 5.6 Class B Common Call Option Recitals Class B Common Put Option Recitals Class B Common Units Recitals Class C Preferred Units Recitals Closing Section 2.1 Closing Date Section 2.1 Closing Legal Impediment Section 6.1(a) Company Introductory Paragraph Company A&R LLC Agreement Recitals Company Pass-Through Return Section 7.1(a) Current Representation Section 11.16(a) Designated Person Section 11.16(b) Effective Date Introductory Paragraph Equityholder Introductory Paragraph Equityholder Indemnitees Section 9.3 Financing Section 5.1(f) Indemnifying Party Section 9.5(a) Notice of Claim Section 9.5(a) Outside Date Section 8.1(d) Parties Introductory Paragraph Party Introductory Paragraph Potential Contributor Section 9.4(d) Purchase Section 1.1 Purchase Price Allocation Section 7.7 Purchaser Introductory Paragraph Purchaser Indemnitee Section 9.2 Securities Act Section 4.7(a) Third Party Claim Section 9.5(b) Transaction Transfer Taxes Section 7.4 U. S. Steel Call Option Recitals

28 ARTICLE XI GENERAL PROVISIONS Section 11.1 Reserved. Section 11.2 Assignment. Neither this Agreement nor any of the rights or obligations of the Parties may be assigned by a Party without the prior written consent of the other Parties; provided, that, (a) Purchaser may assign its rights under this Agreement, in whole or in part, to one or more of its Affiliates and (b) Purchaser may collaterally assign its rights hereunder to its lenders, in each case, without the prior written consent of the other Parties; provided, further, that such assignment shall not release Purchaser from its obligations hereunder. This Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of this Section 11.2 shall be void. Section 11.3 No Third-Party Beneficiaries. Except for the Persons covered by Sections 11.15 and 11.16, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any other Person any benefit or create any right or cause of action for any other Persons; provided, that holders of Company Class C Preferred Units and BRS Newco Class C Preferred Units shall be express third party beneficiaries of the Company’s obligation to pay the Class C Preferred Purchase Price and BRS Newco Class C Preferred Purchase Price as provided in Section 2.2(b). Section 11.4 Entire Agreement; Amendments. This Agreement, including any Exhibits, and the Company A&R LLC Agreement contain the complete and entire understanding of the parties with respect to their subject matter; provided, that in the event of any conflict between this Agreement and the Company A&R LLC Agreement, the Company A&R LLC Agreement shall prevail. This Agreement and the Company A&R LLC Agreement supersede all prior written or oral statements representations, warranties, promises, assurances, agreements and understandings between the Parties relating to or in connection with the subject matter of this Agreement. All Exhibits attached hereto or referred to herein are hereby incorporated in and made part of this Agreement as if set forth in full herein. This Agreement may not be amended, modified or superseded except in writing signed by each Party. Section 11.5 Notices. All notices, requests, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the Party to whom notice is to be given; (ii) on the day of transmission if sent by e-mail to the e-mail address given below (provided no delivery failure message is received by the sender); (iii) on the Business Day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iv) on the fifth day after mailing, if mailed to the Party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the Party as follows:

29 (a) If to Purchaser: U. S. Steel Holdco LLC c/o United States Steel Corporation 600 Grant St., 61st Floor Pittsburgh, PA 14219 Attn: Richard Fruehauf Email: RLFruehauf@uss.com with a copy (which shall not constitute notice) to: United States Steel Corporation 600 Grant St., 15th Floor Pittsburgh, PA 14219 Attn: Mark Furry, Associate General Counsel – Corporate Email: MWFurry@uss.com and Milbank LLP 55 Hudson Yards New York, NY 10001 Attn: Robert Kennedy Email: RKennedy@milbank.com (b) If to Equityholders: Consolidated Steel Equity Investors LLC c/o Global Principal Partners LLC 1111 Brickell Avenue, 11th Floor Miami, Florida 33131 Attn: David Stickler Email: dstickler@globalprincipal.com Pinnacle Mountain Holding Company III, LLC c/o Arkansas Teachers Retirement System 1400 West Third Street Little Rock, Arkansas 72201 with a copy (which shall not constitute notice) to: Heartsill Ragon III Gill Ragon Owen, P.A. Simmons Tower 425 West Capitol Avenue Suite 3800

30 Little Rock, AR 72201 Fax: 501-372-3359 Email: ragon@gill-law.com or such other addresses or numbers and/or addressee as are furnished in writing by the applicable Party. Section 11.6 Expenses. Subject to Section 7.4, all costs and expenses incurred by a Party or any of its Affiliates in connection with this Agreement and the transactions contemplated by this Agreement will be paid by such Party or such Affiliate, whether or not the transactions contemplated by this Agreement are consummated. Section 11.7 Interpretation. (a) The words “hereof” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Exhibits and Schedule references are to the Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” “including” or similar expressions are used in this Agreement, they will be understood to be followed by the words “without limitation.” The words describing the singular number will include the plural and vice versa, and words denoting any gender will include all genders and words denoting natural persons will include corporations, limited liability companies and partnerships and vice versa. The descriptive headings of the several Articles and Sections of this Agreement, the Exhibits and Table of Contents to this Agreement and the Disclosure Letter are inserted for convenience only, do not constitute part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Except as specifically stated herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement. All references to “$” or “dollars” are to U.S. dollars, and all amounts to be calculated or paid under this Agreement will be in U.S. dollars. Section 11.8 Counterparts. This Agreement may be executed in multiple original, PDF or facsimile counterparts, each of which shall be deemed an original, and all of which taken together shall be considered one and the same agreement. In the event that any signature to this Agreement or any agreement or certificate delivered pursuant hereto, or any amendment thereof, is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

31 Section 11.9 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect the validity, force or effect of any other provision of this Agreement. Upon such determination, the Parties will negotiate in good faith to modify this Agreement so to as effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. Section 11.10 Governing Law; Consent to Exclusive Jurisdiction. (a) The interpretation and construction of this Agreement, and all matters relating to this Agreement, will be governed by the laws of the State of Delaware applicable to contracts made and to be performed entirely within the State of Delaware without giving effect to any conflict of law provisions thereof. (b) Each Party agrees that any legal action or proceeding with respect to this Agreement shall be brought in the Court of Chancery in the City of Wilmington, New Castle County, Delaware except where such court lacks subject matter jurisdiction. In such event, the action or proceeding shall be brought in the federal district court sitting in the City of Wilmington, Delaware. Each Party irrevocably submits itself in respect of its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts in any legal action or proceeding arising out of this Agreement. Each Party irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to in this Section 11.10(b). Each Party consents to process being served in any such action or proceeding by the mailing of a copy thereof to the address (set forth in Section 11.5) below its name and agrees that such service upon receipt will constitute good and sufficient service of process or notice thereof. Nothing in this paragraph will affect or eliminate any right to serve process in any other manner permitted by law. To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such Party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of the courts referenced in this Section 11.10(b). Section 11.11 WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, COUNTERCLAIM OR CROSS-COMPLAINT IN ANY ACTION OR OTHER PROCEEDING BROUGHT BY ANY PARTY TO THIS AGREEMENT AGAINST ANY OTHER PARTY OR PARTIES TO THIS AGREEMENT WITH RESPECT TO ANY MATTER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH OR RELATED TO THIS AGREEMENT OR ANY PORTION OF THIS AGREEMENT, WHETHER BASED UPON CONTRACTUAL, STATUTORY, TORTIOUS OR OTHER THEORIES OF LIABILITY. EACH PARTY REPRESENTS THAT IT HAS CONSULTED WITH COUNSEL

32 REGARDING THE MEANING AND EFFECT OF THE FOREGOING WAIVER OF ITS RIGHT TO A JURY TRIAL. Section 11.12 Recovery of Fees by Prevailing Party. In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the Party which does not prevail in such litigation, as determined by the court in a final Judgment, shall pay to the prevailing Party all costs, expenses and attorneys’ fees incurred by the prevailing Party, including such costs, expenses and fees of any appeals. If the prevailing Party shall recover Judgment in any Action, its costs, expenses and attorneys’ fees shall be included as part of such Judgment. Section 11.13 Specific Performance. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby or conferred by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Article VIII, the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (a) any defenses in any action for an injunction, specific performance or other equitable relief, including the defense that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity, and (b) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief. Notwithstanding anything to the contrary herein, the Parties agree that the foregoing provisions of this Section 11.13 shall not apply in the event of a breach of this Agreement by the Purchaser. The Parties acknowledge and agree that, notwithstanding anything to the contrary herein, the sole and exclusive remedy of any Party against the Purchaser in respect of this Agreement, including as a result of any breach of any warranty, covenant or agreement in this Agreement or any related agreement (other than the Company A&R LLC Agreement), shall be those set forth in Section 9.3 of this Agreement if the Closing occurs, or Sections 5.20, 4.4(c), 4.4(d) and 4.4(e) of the Company A&R LLC Agreement, as and to the extent available pursuant to the terms and conditions set forth therein. Section 11.14 Certain Acknowledgements of Purchaser. Purchaser hereby acknowledges and agrees that: (a) NONE OF THE EQUITYHOLDERS OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY TO PURCHASER OR ANY OTHER PERSON, EXPRESS OR IMPLIED, WITH RESPECT TO THE BUSINESS, THE GROUP COMPANIES, THE PURCHASED INTERESTS, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION WITH RESPECT THERETO, INCLUDING ANY REPRESENTATION

33 OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR FUTURE RESULTS, OTHER THAN AS EXPRESSLY PROVIDED IN ARTICLE III OF THIS AGREEMENT, AND THE EQUITYHOLDERS HEREBY DISCLAIM ANY OTHER REPRESENTATIONS AND WARRANTIES, WHETHER MADE BY THE EQUITYHOLDERS OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES OR REPRESENTATIVES OR ANY OTHER PERSON. OTHER THAN THE REPRESENTATIONS AND WARRANTIES IN ARTICLES III, THE PURCHASED INTERESTS ARE BEING TRANSFERRED ON A “WHERE IS” AND, AS TO CONDITION, “AS IS” BASIS, WITHOUT ANY OTHER REPRESENTATION OR WARRANTY (INCLUDING ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR FUTURE RESULTS). (b) None of the Equityholders or any other Person makes any representation or warranty to Purchaser regarding the probable success or profitability of the Group Companies, and any projections, forecasts, estimates, budgets or other forward-looking statements or information provided in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby are estimates and projections of future performance that were made by the Company, and there is no assurance that any such results will be achieved. (c) It has not relied on any promise, representation or warranty that is not set forth in Article III of this Agreement and that none of the Equityholders or any other Person makes any representation or warranty with respect to any management presentation or any financial projection or forecast relating to the Business or the Group Companies. Purchaser acknowledges that it has conducted, to its satisfaction, an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Group Companies and, in proceeding with the transactions contemplated by this Agreement, Purchaser has relied on the results of its own independent investigation and verification, in addition to the representations and warranties of the Equityholders expressly and specifically set forth in Article III of this Agreement. None of the Equityholders or any other Person will have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser or its Representatives or Purchaser’s use of, any such information, including any confidential memoranda distributed on behalf of the Equityholders or other publications or data room information provided or otherwise made available to Purchaser or its Representatives, or any other document or information in any form provided or otherwise made available to Purchaser or its Representatives in connection with this Agreement or related to the Business. Section 11.15 Non-Recourse. (a) This Agreement may only be enforced against the named parties hereto (subject to the terms, conditions and other limitations set forth herein). Subject to the limitations contained herein, (i) all Actions based upon, arising out of or relating to this Agreement may be made only against the Persons that are expressly identified as parties hereto and (ii) except as expressly provided hereunder, no Related Party shall have any

34 liability or obligation with respect to this Agreement or with respect to any claim or cause of action arising out of or relating to this Agreement. (b) Notwithstanding anything that may be expressed or implied in this Agreement, each Party agrees, on behalf of itself and its Affiliates, that this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein (subject to the limitations contained therein), respectively, with respect to any such party. Except to the extent a Related Party is a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement, and not otherwise), no Related Party shall have any liability to any Party or any of its Affiliates relating to or arising out of this Agreement or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise. Section 11.16 Conflicts; Privileges. (a) Acknowledgement of Representation. Purchaser acknowledges that the Group Companies have retained Baker & Hostetler LLP to act as their counsel in connection with this Agreement and any transaction contemplated hereby or thereby (the “Current Representation”). (b) Affirmation of Representation. Purchaser hereby agrees that after the Closing, Baker & Hostetler LLP may represent the Group Companies or any officer, director, manager, employee, shareholder, partner or member of any Group Company (any such Person, a “Designated Person”) in any matter involving or arising from the Current Representation, including any interpretation or application of this Agreement or, and including for the avoidance of doubt in any litigation, arbitration, dispute or mediation between or among Purchaser or any of its Affiliates, and any Designated Person, even though the interests of such Designated Person may be directly adverse to Purchaser or any of its Affiliates. (c) Waiver of Conflict. Purchaser hereby waives and agrees not to assert (i) any claim that Baker & Hostetler LLP has a conflict of interest in any representation described in Section 11.16(b) above, and (ii) any confidentiality obligation with respect to any communication between Baker & Hostetler LLP and any Designated Person occurring during the Current Representation. (d) Retention of Privilege. Purchaser hereby agrees that as to all communications (whether before, at or after the Closing) between Baker & Hostetler LLP and any Designated Person that relate in any way to the Current Representation, the attorney- client privilege and all rights to any other evidentiary privilege, and the protections afforded to information relating to representation of a client under applicable rules of professional conduct, belong to such Designated Person and may be controlled by such Designated Person and shall not pass to or be claimed by Purchaser. Without limiting the foregoing, notwithstanding any policy of Purchaser or any agreement between a Group Company and

35 any Designated Person or any Representative of any Designated Person or a Group Company, whether established or entered into before, at or after the Closing, Purchaser may not review or use for any purpose without such Designated Person’s written consent, or seek to compel disclosure to Purchaser (or any of their Representatives), any communication or information (whether written, oral, electronic or in any other medium) described in the previous sentence. (e) Further Assurances. Purchaser shall take all steps necessary to implement the intent of this Section 11.16. Purchaser and further agrees that Baker & Hostetler LLP and its partners and employees are third party beneficiaries of this Section 11.16. [Remainder of this Page Intentionally Left Blank; Signature Page Follows]

[Signature Page to Call Option Equity Purchase Agreement] IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above. U. S. STEEL HOLDCO LLC By: Name: Jeffery Singleton Title: President /s/ Jeffrey Singleton

[Signature Page to Call Option Equity Purchase Agreement] BIG RIVER STEEL HOLDINGS LLC By: Name: David Stickler Title: Chief Executive Officer /s/ David Strickler

[Signature Page to Call Option Equity Purchase Agreement] PINNACLE MOUNTAIN HOLDING COMPANY III, LLC By: Arkansas Teacher Retirement System, its Sole member By: Name: Rod Graves Title: Deputy Director/Deputy Manager /s/ Rod Graves

[Signature Page to Call Option Equity Purchase Agreement] CONSOLIDATED STEEL EQUITY INVESTORS, LLC By: Global Principal Partners LLC, its managing member By: Steel Investors LLC, its managing member By: Name: David L. Stickler, Trustee of the David L. Stickler Trust u/a/d January 26, 1999 Title: Managing Member /s/ David L. Stickler